EXHIBIT 99.1

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For Immediate Release
Investor Contact: Kurt Harrington 703.312.9647 or kharrington@fbr.com Media Contact: Bill Dixon 703.469.1092 or bdixon@fbr.com

                Friedman, Billings, Ramsey Group Issues Statement
                      on Expected Second Quarter Results -
                         Earnings per Share to Top $0.30

ARLINGTON Va., July 11, 2002 - Friedman, Billings, Ramsey Group, Inc. (NYSE:
FBR) today announced that it expects earnings for the second quarter ended June 30, 2002 of at least $0.30 per share. The Company expects to report increased revenues in investment banking, institutional brokerage and asset management (including fee revenue, return on investment and gains related to FBR Asset Investment Corporation) over first quarter 2002 and second quarter 2001 levels.

The Company expects to report investment banking revenues for the quarter ended June 30, 2002 in excess of $34 million (excluding investment gains).

FBR expects to report earnings for the quarter ended June 30, 2002 before the market opening on August 1, 2002.

Friedman, Billings, Ramsey Group, Inc., headquartered in Arlington, Va., is a financial holding company for businesses that provide investment banking, institutional brokerage, specialized asset management, and banking products and services. FBR focuses capital and financial expertise on six industry sectors: financial services, real estate, technology, energy, healthcare, and diversified industries. FBR also has offices in Atlanta, Bethesda, Boston, Charlotte, Cleveland, Dallas, Denver, Irvine, New York, Portland, Seattle, London, and Vienna. Bank products and services are offered by FBR National Bank & Trust, member FDIC and an Equal Housing Lender. For more information, see http://www.fbr.com.
                                      # # #

     Statements concerning future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods, constitute forward-looking statements that are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances. These factors include, but are not limited to, the effect of demand for public offerings, activity in the secondary securities markets, interest rates, the high degree of risk associated with technology and other venture capital investments, available technologies, competition for business and personnel, and general economic, political and market conditions.

     Note to Editors: Please note that "Friedman, Billings, Ramsey Group, Inc. and FBR Asset Investment Corporation" are two different publicly-held companies. Friedman, Billings, Ramsey Group, Inc. (NYSE: FBR), has historically not paid dividends. FBR Asset Investment Corporation (NYSE:
     FB) is a REIT, which is required as a result of its tax status, to pay dividends. FBR Asset is externally managed by Friedman, Billings, Ramsey
     Investment Management, Inc., a subsidiary of Friedman, Billings, Ramsey Group, Inc. Friedman, Billings, Ramsey Group, Inc. is a minority owner of FBR Asset. Thank you.